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                                                                   Exhibit 10(a)

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made this 25th day of April, 2000, by and between HotJobs.com, Ltd, a Delaware corporation (the "Company") and Stephen J. Ciesinski ("Executive").

                                    RECITALS

         In order to induce Executive to serve as the President and Chief Executive Officer of the Company's Enterprise Software subsidiary and Executive Vice President, Strategy and Planning of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

         Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth. It is therefore hereby agreed by and between the parties as follows:

         1. EMPLOYMENT.

         1.1 Subject to the terms and conditions of this Agreement (including
Section 2), the Company agrees to employ Executive during the term hereof as the President and Chief Executive Officer of the Company's Enterprise Software subsidiary. In his capacity as the President and Chief Executive Officer of the Company's Enterprise Software subsidiary of the Company, Executive shall report to the Company's Chief Executive Officer ("CEO") and shall have the powers, responsibilities and authorities as are reasonably assigned by the CEO from time to time consistent with Executive's title and position. The parties anticipate that Executive will be the primary officer of the Company developing and implementing an integration plan for the enterprise software operations of the Company and Resumix, Inc. following the acquisition

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of Resumix, Inc. by the Company (the "Acquisition"). The parties also anticipate that the CEO and Executive will jointly develop in good faith, promptly following the Acquisition, a plan to recruit and train a professional software executive to replace Executive as the President and Chief Executive Officer of the Company's Enterprise Software subsidiary with a view to conducting a retained search for such a person to be completed within 3-6 months following the acquisition and to complete the hand-off of Executive's responsibilities to such recruit within 3-6 months following the retention of such recruit (such period of software integration and management transition being referred to herein as the "Transition Period"). Following the Transition Period, the Executive shall continue to serve as a non-executive Chairman of the Board of such subsidiary (or in a similar capacity if the business is not operated in a standalone subsidiary). The Company will cause Resumix, Inc. to issue to the Executive 150,000 share option with a 4-year vesting: 50,000 after one year and the balance monthly in equal installments for the subsequent three years. Executive is also agreeable to a voluntary lock-up of his shares such that he agrees not to sell more than 30% of his stock position (the "30% Position") in the Company for the first six months following the date of the Acquisition, another 10% during the next six months and the balance of 60% may be sold commencing upon completion of one year following the Acquisition (the "Anniversary Date"), whichever is earlier, if Executive remains employed through such time. However, if Executive voluntarily resigns his employment with the Company (other than for Good Reason, death or disability as set forth in Section 6 below) prior to completion of the Anniversary Date, then all of his then unsold stock position, other than the 30% Position, will be locked up for up for 18 months following the Acquisition.

         1.2 Subject to the terms and conditions of this Agreement, the Company also agrees to employ Executive during the term hereof as the Executive Vice President, Strategy and Planning,


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of the Company. In his capacity as the Executive Vice President, Executive shall report to the CEO and shall have the powers, responsibilities and authorities as are reasonably assigned by the CEO from time to time consistent with Executive's title and position, focusing on identification of growth areas for the Company either internally or through acquisitions and supervising the development and implementation of related growth plans.

         1.3 The parties anticipate that during the Transition Period, the CEO, Executive and the other most senior executives of the Company in charge of separate business units or functions of the Company will work collectively as a team to define and implement an optimal management structure for the Company to support its anticipated growth plans. If as part of this process, the CEO and Executive shall mutually define (i) an appropriate senior management position suitable for Executive, either as the most senior planning officer for the Company or as Chief Executive Officer of a meaningful business unit, and (ii) a commensurate equity incentive package, then Executive's employment by the Company shall continue beyond the Transition Period. The Company will also use its best efforts to nominate Executive to the Company's Board of Directors as part of the continuation of Executive's employment with the Company.

         1.4 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment with the Company in the positions set forth above commencing on the closing of the Acquisition and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith.

         1.5 Nothing in this Agreement shall preclude Executive from engaging, so long as in the reasonable determination of the Board, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive

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investment made by him in publicly traded equity securities or other property
(provided that no such investment may exceed 1% of the equity of any entity if publicly traded or 5% if privately held, without the prior approval of the Board) or from serving, subject to the prior approval of the Board, as a member of boards of directors or as a trustee of any other corporation, association or entity. For purposes of the preceding sentence, any approval of the Board required therein shall not be unreasonably withheld.

         2. TERM OF EMPLOYMENT. Executive's term of employment under this Agreement shall commence on the closing of the Acquisition and, subject to the terms hereof, shall terminate on the earliest of (i) the third anniversary of this Agreement (the "Termination Date") or (ii) the termination of Executive's employment pursuant to this Agreement (the period from the Effective Date until the termination of this Agreement shall be the "Term") or (iii) failure by the CEO and Executive to define in good faith by mutual agreement a new position for Executive during the Transition Period. If the Acquisition does not occur within the timetable contemplated in the agreement relating to the Acquisition, this Agreement shall terminate and be void and of no further force or effect.

         3. COMPENSATION.

         3.1 SALARY. The Company shall pay Executive a base salary ("Base Salary") at the rate of $250,000 per annum during the Term. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall be in the sole discretion of the Board and, as so increased, shall constitute "Base Salary" hereunder; provided, however, that failure by the Board to treat Executive fairly relative to the other executive officers of the Company shall be deemed to be a breach of this Agreement by the Company.


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         3.2 COMPENSATION PLANS AND PROGRAMS. Executive shall be eligible to participate in any compensation plan or program maintained by the Company and generally made available to other executive officers of the Company, on terms comparable to those applicable to such other executive officers.

         4. EMPLOYEE BENEFITS.

         4.1 EMPLOYEE BENEFIT PROGRAMS, PLANS AND PRACTICES. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to any of its executive officers.

         4.2 VACATION. Executive shall be entitled to vacation, which shall be taken at such times as are consistent with Executive's responsibilities hereunder, in accordance with the Company's vacation policy.

         5. EXPENSES. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive, from time to time, of accounts of such expenditures (appropriately itemized and approved consistent with the Company's policy).

         6. TERMINATION OF EMPLOYMENT.

         6.1 TERMINATION NOT FOR CAUSE OF FOR GOOD REASON. (a) The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated prior to the Termination Date (i) by the Company other than for Cause (as defined in Section 6.4

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hereof) or (ii) by Executive for Good Reason (as defined in Section 6.4 hereof)
or (iii) as a result of Executive's death or Permanent Disability (as defined in Section 6.2 hereof), Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in
Section 3.2 hereof, to which he is entitled pursuant to the terms of such plans or programs. In addition, Executive shall be entitled to receive an amount (the "Termination Amount") in lieu of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs and any other cash compensation (other than the Vacation Payment and the Compensation Payment referred to below), which Termination Amount shall be payable in a lump sum on the Termination Date, any unvested shares or options shall immediately vest in full on such Termination Date and the lock-up provision set forth in Section 1.1 above and the non-competition provisions set forth in Section 11 below shall terminate effective on the Termination Date. The Termination Amount shall consist of an amount equal to Executive's annual Base Salary at the then current annual rate. In addition, Executive shall be entitled to receive a cash lump sum payment in respect of accrued but unused vacation days in accordance with the Company's vacation policy (the "Vacation Payment") and to compensation earned but not yet paid (the "Compensation Payment").

         (b) The Vacation Payment and the Compensation Payment shall be paid by the Company to Executive within five (5) days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

         6.2 PERMANENT DISABILITY. If the Executive becomes totally and permanently disabled (as defined in the Company's Long-Term Disability Benefit Plan applicable to senior executive officers as in effect on the date hereof) ("Permanent Disability"), the Company or Executive may

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terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

              (i) amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof;

              (ii) the Vacation Payment and the Compensation Payment; and

              (iii) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.2 hereof, to which he is entitled pursuant to the terms of such plans or programs.

         6.3 DEATH. In the event of Executive's death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

              (i) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;

              (ii) the Vacation Payment and the Compensation Payment; and

              (iii) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.2 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

         6.4 VOLUNTARY TERMINATION BY EXECUTIVE OTHER THAN FOR GOOD REASON; DISCHARGE FOR CAUSE. (a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated (i) by the Company for Cause, as hereinafter defined, or (ii) by Executive other than (A) for Good Reason or (B) as a result of the Executive's Permanent Disability or death, prior to the Termination Date, or (iii) for failure by the CEO and Executive to define in good faith by mutual agreement a new position for Executive during the Transition Period, Executive shall only be entitled to receive the Compensation Payment and the Vacation Payment. Executive shall not be entitled, among other things, to the

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payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs. After the termination of Executive's employment under this Section 6.4, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

         (b) As used herein, the term "Cause" shall be limited to (i) willful malfeasance or willful misconduct by Executive in connection with his employment , (ii) continuing refusal by Executive to perform his duties hereunder or any reasonable and lawful direction of CEO as required under Sections 1.1 and 1.2, after notice of any such refusal to perform such duties or direction was given to Executive, and Executive was a reasonable opportunity to cure such non-performance, (iii) any breach of the non-competition provisions of Section 11 of this Agreement by Executive or any other material breach of this Agreement by Executive (including without limitation the other provisions of Section 11 hereof) after notice of any such breach (other than a breach of the provisions of Section 11 of this Agreement) was given to Executive, and Executive was given a reasonable opportunity to cure such breach or (iv) the commission of (or plea of no contest by) Executive of (A) any felony or (B) a misdemeanor involving moral turpitude.

         (c) As used herein, the term "Good Reason" (which shall give rise to Executive's right of resignation treated for the purposes of this Agreement as termination of Executive by the Company other than for Cause) shall be limited to (i) relocation of the principal office of the Executive outside of the area of the San Francisco peninsula bounded by the cities of San Francisco and San Jose, (ii) demotion or other diminution of duties of the Executive, whether or not a change of titles occurs, (iii) any material breach of this Agreement by the Company, (iv) the reduction in any salary or benefit payable to Executive either in absolute value or in relation to those payable to the other most senior executives of the Company similarly situated or (v) the

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cessation of Richard Johnson acting as the Chief Executive Officer of the
Company other than as a result of his death or disability.

         7. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

         To the Company:
                HotJobs.com, Ltd.
                24 West 40th Street
                14th Floor
                New York, New York  10018
                Attn: General Counsel

         with a copy to:
                Resumix, Inc.
                890 Ross Drive
                Sunnyvale, California  94089
                Attn: Chief Executive Officer

         To Executive:
                Steve Ciesinski
                12395 Melody Lane
                Los Altos Hills, CA 94022

         with a copy to:
                Andrei Manoliu
                77 Magnolia Drive
                Atherton, CA 94027

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

         8. SEPARABILITY; LEGAL FEES. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear


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the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

         9. ASSIGNMENT. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to HotJobs.com Ltd ("HJ") or any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

         10. AMENDMENT. This Agreement may only be amended by written agreement of the parties hereto.

         11. NONDISCLOSURE OF CONFIDENTIAL INFORMATION; NON-DISPARAGEMENT; NON-COMPETITION.

              (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this
Section 11(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or


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other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (the "Restricted Group") or clients, customers, partners, prospective clients, prospective customers, or prospective partners that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

              (b) During the period of his employment hereunder and for a period of one (1) year thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with any business of Resumix, Inc. or HJ, and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit (other than solicitations made by means of general solicitations of employment not directed specifically to employees of the Restricted Group), offer employment to or hire any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation, and (C) he shall not, on his own behalf or on behalf of any person, firm or company, solicit, call upon, or otherwise communicate in any way, with any client, customer, prospective client or prospective customer of the Company or of any member of the Restricted Group for the purpose of causing or of attempting to cause any such person to purchase products sold or services rendered by Resumix, Inc. from any person other than the Company or such member of the Restricted Group.

              (c) Each of the Company and Executive agrees that such party will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that (i) in the case of Executive, is likely to have the effect of undermining or


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disparaging the reputation of the Company or any member of the Restricted Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Restricted Group or (ii) in the case of the Company, is likely to have the effect of undermining or disparaging the reputation of Executive.

              (d) For purposes of this Section 11, a business shall be deemed to be in competition with Resumix, Inc. if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by Resumix, Inc. or HJ during the Term as a material part of the business of Resumix, Inc. or HJ within the same geographic area in which Resumix, Inc. effects such purchases, sales or dealings or renders such services. Nothing in this Section 11 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class if publicly traded or 5% if privately held.

              (e) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 11 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from

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any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

         12. BENEFICIARIES; REFERENCES. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

         13. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. In particular, the provisions of Section 11 hereunder shall remain in effect as long as is necessary to give effect thereto. The provisions of this Section 13 are in addition to the survivorship provisions of any other section of this Agreement.

         14. GOVERNING LAW. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

         15. EFFECT ON PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive.

         16. WITHHOLDING. The Company shall be entitled to withhold from payment any amount of withholding required by law.


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         17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.


                HotJobs.com, Ltd.
                By /s/ Richard S. Johnson              Date:
                   ------------------------------           -------------------
                Name:  Richard S. Johnson
                Title: President and CEO

                   /s/ Stephen J. Ciesinski            Date: 4/25/00
                   ------------------------------           -------------------
                   Stephen J. Ciesinski

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